EXHIBIT 99.1

CONSENT OF QATALYST PARTNERS LP

We hereby consent to the use in the prospectus/offer to exchange that forms a part of the Registration Statement on Form S-4 of Microsemi Corporation of our opinion dated November 23, 2015 appearing as Annex B to such prospectus/offer to exchange, and to the description of such opinion and to the references to our name contained therein under the headings “The Offer and the Merger – Background of the Offer and the Merger”; “The Offer and the Merger – PMC’s Reasons for the Offer and the Merger; Recommendation of the Board of Directors of PMC”; “The Offer and the Merger – Opinions of PMC’s Financial Advisors – Opinion of Qatalyst Partners LP”; and “The Offer and the Merger – Certain Unaudited Prospective Financial Information of PMC”. In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

/s/ Qatalyst Partners LP

QATALYST PARTNERS LP

December 31, 2015